Exhibit 99.1

Financial Report April - June 2015

6% organic sales growth and 9.5% adjusted operating margin

(Stockholm, July 17, 2015) – – – For the three-month period ended June 30, 2015, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,292 million. Quarterly organic sales* grew by 6.1%. The adjusted operating margin* was 9.5% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “around 6%” and an adjusted operating margin of “around 9%”.

For the third quarter of 2015, the Company expects organic sales to increase by more than 7% and an adjusted operating margin of around 9%. The expectation for the full year remains for organic sales growth of more than 6% and an adjusted operating margin of around 9.5%.

Key Figures

(Dollars in millions, except per share data)	Q2 2015	Q2 2014	Change
Net sales	$2,291.5	$2,383.0	(3.8)%
Operating income	$208.7	$139.4	49.7%
Operating margin	9.1%	5.8%	3.3pp
Adjusted operating margin1)	9.5%	9.3%	0.2pp
Earnings per share, diluted2)	$1.55	$0.89	74.2%
Adjusted earnings per share, diluted1, 2)	$1.62	$1.45	11.7%
Operating cash flow	$153.7	$85.7	79.3%

1) Excluding costs for capacity alignment and antitrust matters (including settlements in Q2 2014)*. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“Autoliv’s strong organic sales growth* continued in the second quarter. Our ability to continue to grow even when a growth market such as China slows down, demonstrates our global strength. Europe and North America were the drivers, showing solid, balanced increases for both passive and active safety products. I am pleased that, through solid execution, we managed to exceed our operating margin expectation from the beginning of the quarter.

I am particularly pleased that we entered into two important agreements. One is a license agreement with Volvo Car Corporation which will enable us to broaden our active safety offering and improve our time to market for several important features for active safety and automation. The second one is the definitive agreement to acquire the automotive business of MACOM which will expand our capabilities in active safety through the addition of GPS module related products. Together these two initiatives brings further important building blocks for preventive safety and the automated driving system of the future car.

We continue to see positive signs in Western Europe, but we are still a long way from the all-time high. We are executing on our capacity alignment program and are increasing our efforts further in order to create an effective future European footprint. In North America, the total light vehicle production shows only modest growth, however the market seems stable with monthly annualized sales volumes of around 17 million vehicles. This situation is beneficial for us as we can optimize production for high capacity utilization.

High interest in active safety products in both Europe and North America led to strong organic growth* of 28% year to date. To a large extent this was driven by more attractive offerings from car manufacturers and more consumers selecting various active safety packages when buying new vehicles which drives growth.

There is uncertainty regarding the market development in China and we are taking action to address the situation. We are implementing tight cost controls and at the same time we are continuing our investment and engineering efforts in China. These measures will enable us to fully capitalize on the long term growth which we believe the Chinese light vehicle market will enjoy. In the short term we are negatively affected by the slowdown in vehicle production, lower delivery volumes from launches and negative vehicle mix including model transitions.

The recall of defective inflators produced by another supplier continues and we focus on supporting our customers as needed. Currently, we estimate that we will deliver up to 20 million inflators mainly in 2015 and 2016, but it is very difficult to determine the final delivery volumes.

We continue 2015 with a clear first priority – a relentless focus on quality”.

An earnings conference call will be held at 2:00 p.m. (CET) today, July 17. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 Report – 2015	2nd Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the third quarter of 2015 to grow by more than 7% compared to the same quarter of 2014. Currency translations are expected to have a negative effect of more than 9%, resulting in a consolidated sales decline of less than 2%. The adjusted operating margin, excluding acquisitions and costs for capacity alignments, antitrust and related matters, is expected to be around 9%.

The indication for the full year is for an organic sales growth of more than 6%. Consolidated sales are expected to decline by close to 2% as effects from currency translations are expected to be negative by more than 8%. The indication for the adjusted operating margin is around 9.5%, excluding acquisitions and costs for capacity alignments, antitrust and related matters.

Autoliv has agreements with several OEMs for supply of replacement airbag inflators for delivery. Based on customer agreements and our own expectations we now expect delivery volumes of up to 20 million units mainly in 2015 and 2016. It remains too early in this evolving situation to be able to estimate final volumes.

Our capacity alignment program continues and the Company now expects the costs for the program to be more than $90 million for the full year 2015 due to increased activities compared to the previous estimate.

The projected tax rate, excluding any discrete items, for the full year 2015 is currently expected to be around 31% and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow for the full year is expected to remain strong and to be around $0.8 billion excluding antitrust related matters and any other discrete items. Capital expenditures in support of our growth strategy are expected to be 5-6% of sales for the full year, which is an increase from the normal level of 4-5% of sales mainly due to the replacement inflator business.

Consolidated Sales

Consolidated sales declined by close to 4% to $2,292 million compared to $2,383 million in the same quarter of 2014. Excluding negative currency translation effects of

$237 million, the organic sales growth* was 6.1%, compared to the organic sales growth of “around 6%” expected at the beginning of the quarter.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbags2)	$1,264.0	(2.3)%	(9.4)%	7.1%
Seatbelts2)	664.0	(8.3)%	(11.2)%	2.9%
Passive Safety Electronics	231.4	(6.1)%	(6.8)%	0.7%
Active Safety	132.1	12.0%	(13.6)%	25.6%
Total	$2,291.5	(3.8)%	(9.9)%	6.1%

1) Effects from currency translations. 2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was mainly driven by driver airbags and inflatable curtains in Europe and North America, steering wheels in Europe and increased replacement inflator sales.

The organic sales growth* in seatbelt products was a result of strong sales growth in North America and Europe, partly offset by lower sales in China and Japan. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew strongly in South Korea, offset by a sales decline in Japan. Other markets were virtually flat.

The strong organic sales growth* for active safety products (automotive radars, night vision systems and cameras with driver assist systems) was driven by radar and vision systems. Radar related products particularly contributed, primarily as a result of Mercedes’ increased demand for driving assistance products. Sales of vision systems to BMW also contributed.

Q2 Report – 2015	2nd Quarter

Sales by Region

Change vs. same quarter last year
		Sales (MUSD)	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Asia		$758.0	(3.2)%	(5.1)%	1.9%
Whereof:	China	$365.7	(2.8)%	0.3%	(3.1)%
	Japan	$154.1	(13.9)%	(15.9)%	2.0%
	Rest of Asia	$238.2	4.4%	(5.8)%	10.2%
Americas		$821.8	3.7%	(4.5)%	8.2%
Europe		$711.7	(11.8)%	(19.8)%	8.0%
Global		$2,291.5	(3.8)%	(9.9)%	6.1%

1) Effects from currency translations.

The organic sales growth* of more than 6% in the quarter was mainly a result of strong growth in Europe and North America, particularly to non-US OEMs, which was partly offset by an organic sales decline in China.

Autoliv’s sales in Asia in the quarter were $758 million.

Sales from Autoliv’s companies in China declined organically* by more than 3% in the quarter. The decline was a result of an unfavorable vehicle mix and model transitions with global OEMs, which was partly mitigated by sales growth with Chinese OEMs.

Organic sales* from Autoliv’s companies in Japan increased by 2% in the quarter. The sales increase was mainly due to inflator replacement sales but also due to strong growth with models from Nissan and Lexus, which was partly mitigated by sales decreases for models from Mitsubishi and Honda.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 10% in the quarter. This was primarily driven by sales increases in South Korea,

particularly for models from Hyundai, Kia and Nissan. In Thailand, models from Mitsubishi and Isuzu also contributed to the growth. The growth was partly mitigated by lower sales for models from Samsung and Chevrolet.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, strong organic sales growth* of almost 9% was mainly driven by Asian and European brands, particularly models from Honda, Acura, Kia and Mercedes. Sales of replacement inflators also contributed to the growth. Sales in South America (Brazil) declined due to a 17% drop in LVP mainly affecting Autoliv through lower sales to models from Ford, GM and Fiat.

The strong organic sales growth* of 8% in the quarter from Autoliv’s companies in Europe was driven by sales increases for a number of OEMs, positive product mix and active safety products. Primary drivers were models from VW, Mercedes, Fiat and Jeep.

Launches in the 2nd Quarter

Honda’s new Pilot Inflatable curtains, side airbags, seatbelts with pretensioners and radar system.	VW’s new Touran Passenger airbag, side airbags and active seatbelts with pretensioners.	Haima’s new M6 Driver airbag with steering wheel, passenger airbag, inflatable curtains, side airbags, safety electronics and seatbelts with pretensioners.

Haval’s new H8 Driver airbag with steering wheel, passenger airbag, inflatable curtains, side airbags, safety electronics and seatbelts with pretensioners.	Ford’s new Taurus Passenger airbag, inflatable curtains, side airbags and safety electronics.	Jaguar’s new XF Seatbelts with pretensioners and hood lifter for pedestrian protection.

Mercedes’ new GLC Active seatbelts with pretensioners and radar system.	Renault’s new Kadjar Driver airbag with steering wheel, inflatable curtains, side airbags and safety electronics.	Kia’s new Optima/K5 Active seatbelts with pretensioners.

Q2 Report – 2015	2nd Quarter

Earnings

(Dollars in millions, except per share data)	Q2 2015	Q2 2014	Change
Net Sales	$2,291.5	$2,383.0	(3.8)%
Gross profit	$460.0	$464.2	(0.9)%
% of sales	20.1%	19.5%	0.6pp
S,G&A	$(101.2)	$(104.6)	(3.3)%
% of sales	(4.4)%	(4.4)%	0.0pp
R,D&E net	$(140.3)	$(134.8)	4.0%
% of sales	(6.1)%	(5.7)%	(0.4	)pp
Operating income	$208.7	$139.4	49.7%
% of sales	9.1%	5.8%	3.3pp
Adjusted operating income1)	$216.7	$220.6	(1.8)%
% of sales	9.5%	9.3%	0.2pp
Income before taxes	$194.5	$122.9	58.3%
Tax rate	29.7%	32.3%	(2.6	)pp
Net income	$136.8	$83.2	64.4%
Net income attributable to controlling interest	$136.7	$82.8	65.0%
Earnings per share, diluted2)	$1.55	$0.89	74.2%
Adjusted earnings per share, diluted1, 2)	$1.62	$1.45	11.7%

1) Excluding costs for capacity alignment and antitrust matters (including settlements in Q2 2014)*. 2) Assuming dilution and net of treasury shares.

The gross profit for the second quarter 2015 was slightly lower than the same quarter 2014, primarily as a result of negative currency translation impacts. However, the gross margin improved by 0.6pp to 20.1%, from 19.5% in the same quarter 2014, mainly as a result of higher organic sales, positive product mix, favorable currency effects, and raw material savings. These positive effects were partly offset by costs related to the investments for capacity and growth.

Operating income increased by $69 million to $209 million, or 9.1% of sales. The second quarter of 2014 was negatively affected by around $70 million for costs related to settlements for class actions in the United States.

Selling, General and Administrative (S,G&A) expenses decreased by more than $3 million.

Research, Development & Engineering (R,D&E) expenses, net increased by more than $5 million compared to the same quarter in the prior year. At comparable currency rates the increase in R,D&E, net was almost $20 million or 0.4pp.

Costs of $7 million related to capacity alignments and close to $1 million related to antitrust matters reduced operating margin by 0.4pp in the second quarter, compared to 3.5pp in the same quarter of 2014. Adjusted operating margin*, excluding these costs, was 9.5% of sales compared to 9.3% of sales for the same period in

2014. The increase was primarily driven by the organic sales growth, raw materials and positive currency effects.

Income before taxes increased by $72 million. Income attributable to controlling interest was $137 million, an increase of $54 million from the second quarter of 2014.

The effective tax rate in the second quarter of 2015 was 29.7% compared to 32.3% in the same quarter of 2014. Discrete items, net decreased the tax rate in the quarter by 4.3pp. In the second quarter of 2014, discrete tax items net and an unfavorable mix increased the tax rate by 2.0pp.

Earnings per share (EPS) was $1.55 compared to $0.89 for the same period one year ago. The EPS was positively affected by 49 cents from lower costs for capacity alignments and antitrust matters, 9 cents by lower number of shares outstanding, 6 cents by higher operating income and 5 cents by lower effective tax rate. These positive effect were partly offset by 7 cents from negative currency translation effects. The adjusted EPS* assuming dilution was $1.62 compared to $1.45 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 88.3 million compared to 93.5 million in the second quarter of 2014 mainly due to the share repurchase program.

Q2 Report – 2015	2nd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $154 million compared to $86 million in the same quarter of 2014. The increase was primarily related to the payment of antitrust settlement amounts in the second quarter of 2014 affecting the year over year comparison.

Cash flow before financing* was $39 million compared to negative $29 million during the same quarter of 2014, a difference of $68 million. Capital expenditures, net, of $109 million were $33 million more than depreciation and amortization expense in the quarter and $5 million less than capital expenditures during the second quarter of 2014.

During the quarter, operating working capital* increased to 7.1% of sales from 6.3% on March 31, 2015. The increase was due to timing of payments. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 72 days outstanding from 76 days outstanding on March 31, 2015, but increased from 71 days outstanding on June 30, 2014. Days inventory outstanding was 31 days, unchanged from March 31, 2014, but up from 30 days on June 30, 2014.

The Company’s net debt position* increased by $5 million during the quarter to $269 million at June 30, 2015. Gross interest-bearing debt decreased by $36 million to $1,599 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt (cash)* adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2015 the Company had a leverage ratio of 0.5x.

During the quarter, total equity increased by $115 million to $3,341 million due to $137 million from net income, $20 million from positive currency effects and $6 million from common stock incentives. These positive effects were partly offset by $49 million for dividends. Total parent shareholders’ equity was $3,326 million corresponding to $37.75 per share.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	2.2%	(10.8)%	1.3%	(0.9)%	0.5%	(0.3)%

1) Source: IHS July 16, 2015.

During the three month period from April to June 2015, global LVP is estimated by IHS to have been virtually flat compared to the same quarter in 2014. This was down 1pp from IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by more than 2%, more than 6pp less than the April estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by close to 11%, more than 2pp worse than the April estimate.

In the RoA, which represents 10% of Autoliv’s sales, LVP increased by more than 1%, 3pp better than the April estimate.

In the Americas, which accounts for around one third of Autoliv’s sales, LVP declined by less than 1%, more than 2pp worse than in the April estimate. In North America, LVP increased by more than 2%, which was in line with the April estimate. In South America, the decline was 17%, close to 12pp more than the decline expected in IHS’s April estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP increased by less than 1%, which was more than 2pp better than IHS’s April estimate. In Western Europe, LVP grew by more than 4%, in Eastern Europe, LVP declined by close to 7%, both 2pp better than the April estimate.

Headcount

		June 30, 2015	March 31, 2015	June 30, 2014
Headcount		62,018	61,056	58,810
Whereof:	Direct workers in manufacturing	72%	72%	72%
	Low Cost Countries	74%	74%	72%
	Temporary personnel	15%	15%	17%

Compared to March 31, 2015 total headcount (permanent employees and temporary personnel)

increased by around 1,000 people. Close to 300 of these people were in high cost countries.

Q2 Report – 2015	2nd Quarter

Segment information

Commencing with the period starting January 1, 2015, the Company reports its results under two new segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt business, while Electronics integrates all of Autoliv’s electronics resources and expertise in both passive safety electronics and active safety in one organization. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 20 of this report.

Passive Safety

(Dollars in millions)	Q2 2015	Q2 2014	Change	Organic change*
Segment sales	$1,925.3	$2,013.8	(4.4)%	5.7%
Segment operating income	$195.7	$110.3	77.5%
Segment operating margin	10.2%	5.5%	4.7pp

Consolidated sales declined by more than 4% to $1,925 million compared to $2,014 million in the same quarter of 2014. Excluding negative currency translation effects of $203 million, the organic sales growth* was close to 6%. All regions except China showed organic growth in the quarter. The higher margin was a result of benefits from the higher organic sales, positive product mix and favorable raw material prices as well as lower costs for antitrust related matters compared to the same quarter last year.

Electronics

(Dollars in millions)	Q2 2015	Q2 2014	Change		Organic change*
Segment sales	$377.1	$380.5	(0.9)%		8.3%
Segment operating income	$11.9	$18.1	(34.3)%
Segment operating margin	3.2%	4.8%	(1.6	)pp

Consolidated sales were slightly negative compared to the same quarter of 2014. Excluding negative currency translation effects of $35 million, the organic sales growth* was more than 8%. The organic sales growth* in electronics was a result of the 26% organic sales growth* in active safety coming from Europe and North America, particularly from premium brands. Sales for passive safety electronics was virtually flat as a result of an increase with Hyundai/Kia in South Korea offset by a decrease in Japan. The lower margin was a result of higher R,D&E costs, and negative currency transaction effects.

Headcount

	June 30, 2015	March 31, 2015	June 30, 2014
Headcount Passive Safety segment	58,112	57,316	55,177
Headcount Electronics segment	3,770	3,607	3,518

The growth in passive safety headcount was in direct labor, which was needed to handle the organic sales growth. In Electronics the headcount increase from

March 31, 2015 came mainly from the planned hiring of electronics engineers, which will continue throughout the year.

Q2 Report – 2015	First Six Months

Consolidated Sales First Six Months 2015

For the first six months of 2015 consolidated sales decreased to $4,466 million from $4,679 million for the same period in 2014. Excluding currency effects, the organic sales growth* was 5%. All regions of the Company, except China and Japan, showed organic sales growth* for the first six months.

Sales by Product

Year over year change
	Sales (MUSD)	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbags2)	$2,445.1	(4.0)%	(9.1)%	5.1%
Seatbelts2)	$1,317.4	(7.7)%	(10.8)%	3.1%
Passive Safety Electronics	$444.6	(7.4)%	(6.5)%	(0.9)%
Active Safety	$258.5	15.0%	(13.4)%	28.4%
Total	$4,465.6	(4.6)%	(9.6)%	5.0%

1) Effects from currency translations. 2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of replacement inflators, steering wheels, and inflatable curtains.

Sales of seatbelt products were particularly strong in North America and Europe. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) were virtually flat.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted from growth particularly for radar related products primarily as a result of Mercedes’ increased demand for driving assistance. Sales of vision systems to BMW also contributed.

Sales by Region

Year over year change			Reported	Currency	Organic
		Sales (MUSD)	(U.S. GAAP)	effects1)	change*
Asia		$1,479.8	(4.2)%	(5.2)%	1.0%
Whereof:	China	$720.1	(1.7)%	(0.9)%	(0.8)%
	Japan	$306.7	(16.3)%	(14.8)%	(1.5)%
	Rest of Asia	$453.0	1.7%	(4.1)%	5.8%
Americas		$1,570.0	1.7%	(4.0)%	5.7%
Europe		$1,415.8	(11.0)%	(19.2)%	8.2%
Global		$4,465.6	(4.6)%	(9.6)%	5.0%

1) Effects from currency translations.

For the first six months of 2015, sales in the Americas represent 35% of total sales, Asia (China, Japan, RoA) 33%, and Europe 32%. Sales continue to be balanced across the regions. Growth was particularly strong in Europe and North America.

Sales from Autoliv’s companies in China declined organically* by close to 1%. This was the result of a negative model mix combined with unfavorable model transitions, which was partly mitigated by strong sales to certain local OEMs.

Organic sales* from Autoliv’s companies in Japan declined by close to 2% in the first six months. The decline was primarily driven by the lower vehicle production, which was almost entirely offset by sales of replacement inflators and strong sales of models from Nissan and Lexus.

Organic sales* from Autoliv’s companies in the RoA grew by close to 6%. The growth was primarily driven by strong sales growth in Thailand, primarily with models from Mitsubishi and Isuzu, along with sales growth in India driven by models from Hyundai.

Organic sales* from Autoliv’s companies in the Americas increased by close to 6% and were positively impacted by sales growth to non-US OEM’s in North America, mainly models from Hyundai/Kia, Mercedes, Honda and Acura, sales of replacement inflators also contributed.

Organic sales* from Autoliv’s companies in Europe increased rapidly by more than 8%. Models from VW, Mercedes, Ford, Fiat, Jeep and Jaguar-Land Rover were the strongest growth contributors.

7

Q2 Report – 2015	First Six Months

Earnings

(Dollars in millions, except per share data)	First 6 months 2015	First 6 months 2014	Change
Net Sales	$4,465.6	$4,678.8	(4.6)%
Gross profit	$883.4	$909.5	(2.9)%
% of sales	19.8%	19.4%	0.4pp
S,G&A	$(201.8)	$(207.1)	(2.6)%
% of sales	(4.5)%	(4.4)%	(0.1	)pp
R,D&E net	$(266.8)	$(277.0)	(3.7)%
% of sales	(6.0)%	(5.9)%	(0.1	)pp
Operating income	$288.7	$331.1	(12.8)%
% of sales	6.5%	7.1%	(0.6	)pp
Adjusted operating income1)	$409.6	$418.3	(2.1)%
% of sales	9.2%	8.9%	0.3pp
Income before taxes	$259.0	$307.2	(15.7)%
Tax rate	33.4%	30.2%	3.2pp
Net income	$172.5	$214.3	(19.5)%
Net income attributable to controlling interest	$172.4	$213.1	(19.1)%
Earnings per share, diluted2)	$1.95	$2.27	(14.1)%
Adjusted earnings per share, diluted1, 2)	$3.04	$2.88	5.6%

1) Excluding costs for capacity alignment and antitrust matters (including settlements in H1 2014 and H1 2015)*. 2) Assuming dilution and net of treasury shares.

Gross profit for the first six months 2015 decreased by $26 million, primarily as a result of negative currency translation impact. Gross margin increased by 0.4pp compared to the same period 2014, mainly as a result of positive currency effects and positive product mix partly offset by costs related to the investments for capacity and growth.

Operating income decreased by $42 million to $289 million. Operating margin was 6.5% for the first half of the year, a decline of 0.6pp compared to the same period prior year. The lower operating margin was primarily a result of higher costs related to the ongoing capacity alignment and for settlements of antitrust related matters, as well as increased R,D&E costs. The negative effects were partly offset by higher organic sales, favorable currency effects, as well as lower raw material prices.

Selling, General and Administrative (S,G&A) expenses decreased by more than $5 million.

R,D&E expenses, net decreased by more than $10 million compared to the same period prior year. At comparable currency rates the increase in R,D&E, net was more than $10 million mainly driven by increases in Electronics.

Excluding costs for capacity alignments and antitrust matters (including antitrust settlements) the operating margin* was 9.2%, up from 8.9% for the same period one year ago.

Income before taxes decreased by $48 million to $259 million, $6 million more than the decrease in operating income, mainly due to higher interest expense.

Net income attributable to controlling interest amounted to $172 million compared to $213 million for the first six months of 2014. Income tax expense was $87 million compared to $93 million in 2014. The effective tax rate was 33.4% compared to 30.2% for the same six month period last year. Discrete tax items, net, decreased the tax rate in 2015 by 0.7pp, compared to the same period in 2014 when discrete tax items, net increased the tax rate by 0.7pp.

EPS amounted to $1.95 assuming dilution compared to $2.27 for 2014. EPS assuming dilution was negatively affected by capacity alignments and legal costs by 48 cents. This negative effect was mainly offset by lower number of shares outstanding by 11 cents.

The weighted average number of shares outstanding assuming dilution decreased to 88.4 million compared to 92.4 million for the full year 2014.

Q2 Report – 2015	First Six Months

Cash flow and Balance Sheet

Operations in the first six months of 2015 generated $238 million in cash. Cash before financing* was negative $8 million. This compares to $271 million and $62 million, respectively, for the same period in 2014. The decrease was mainly due to the higher payment of antitrust and capacity alignment related costs.

Capital expenditures net, amounted to $237 million and depreciation and amortization totalled $150 million compared to $207 million and $151 million, respectively, for the same period in 2014.

Autoliv’s net debt increased by $207 million to $269 million compared to December 31, 2014.

Total equity decreased by $101 million compared to December 31, 2014, due to $104 million from repurchased shares, $98 million from dividends and around $91 million from negative currency effects. These unfavorable effects were offset by net income of $172 million and common stock incentives of $17 million.

Light Vehicle Production Development

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP1)	6.3%	(9.1)%	0.6%	(1.2)%	2.2%	1.3%

1) Source: IHS July 16, 2015.

For the first six months of 2015, global LVP is estimated by IHS to have increased by more than 1% compared to the first six months of 2014. This was in line with IHS’s expectation from the beginning of the year.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by more than 6%, a decrease of 1pp compared to the January 2015 estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by more than 9%, over 2pp worse compared to the January 2015 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP increased by close to 1%, compared to an increase of close to 2% expected at the beginning of 2015.

In the Americas, which makes up around one third of Autoliv’s sales, LVP decreased by more than 1%, a decrease of 3pp compared to IHS’s growth expectation of 2% from the beginning of the year. In North America, the increase was 2% compared to close to 3% expected at the beginning of the year. In South America, the decrease was close to 16%, more than 13pp worse than the January 2015 estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by more than 2% which was more than 5pp better than IHS’s estimate in January. In Western Europe, LVP grew by more than 4%, more than 4pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by close to 2%, an improvement of close to 7pp compared to the January 2015 estimate.

Q2 Report – 2015	First Six Months

Segment information

Passive Safety

(Dollars in millions)	First 6 months 2015	First 6 months 2014	Change		Organic change*
Segment sales	$3,755.7	$3,965.3	(5.3)%		4.4%
Segment operating income	$258.9	$266.0	(2.7)%
Segment operating margin	6.9%	6.7%	0.2	pp

Consolidated sales declined by more than 5% to $3,756 million compared to $3,965 million in the same period of 2014. Excluding negative currency translation effects of $384 million, the organic sales growth* was more than 4%. The organic sales growth* was primarily driven by higher sales in Europe and North America. The reported operating margin for the segment was negatively affected by the antitrust related settlement costs and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	First 6 months 2015	First 6 months 2014	Change		Organic change*
Segment sales	$728.3	$735.3	(1.0)%		8.0%
Segment operating income	$20.9	$36.8	(43.3)%
Segment operating margin	2.9%	5.0%	(2.1	)pp

Consolidated sales declined by 1% compared to the same period 2014. Excluding negative currency translation effects of $66 million, the organic sales growth* was 8%. The organic sales growth* in electronics was a result of the 28% organic sales growth* in active safety coming mainly from radar system sales to Mercedes and vision system sales to BMW. Organic sales* of passive safety electronics declined by almost 1%. The lower margin was a result of higher R,D&E costs, and negative currency transaction effects.

Headcount

	June 30, 2015	December 31, 2014	June 30, 2014
Headcount Passive Safety segment	58,112	56,327	55,177
Headcount Electronics segment	3,770	3,570	3,518

The growth in passive safety headcount was in direct labor, which was needed to handle the organic sales growth. In Electronics the headcount increase from

December 31, 2014 came mainly from the planned hiring of electronics engineers, which will continue throughout the year.

Q2 Report – 2015

Other Items

•	On June 4, Autoliv announced that it had earned Ford Motor Company’s 2014 Safety Supplier of the Year and 2014 Gold Supplier of the Year for its facility in La Pobla de Vallbona, Spain.

•	Autoliv will hold its Capital Markets Day on October 1-2, 2015.

•	On July 6, 2015, the Brazilian antitrust authority (“CADE”) announced an investigation of an alleged cartel involving sales in Brazil of seatbelts, airbags and steering wheels by the Company’s Brazilian subsidiary and the Brazilian subsidiary of a competitor. The Company’s policy is to cooperate with governmental investigations. We cannot predict the duration, scope or ultimate outcome of this matter.

•	On July 16, 2015 Autoliv and Volvo Car Corporation (VCC) signed a license agreement for advanced driver assistance algorithms. Autoliv will pay a license fee to VCC in order to get access to certain active safety features.

Among the advanced driver assistance algorithms included in the agreement are Automatic Emergency Braking for both pedestrian and vehicles, meeting EuroNCAP 2016 requirements, Lane Keep Assist, Automatic Cruise Control, Pilot Assist, Rear Collision Warning and Mitigation, Distance alert and Road sign information.

Together with Autoliv’s own algorithms sensors and control systems, the license agreement with a world leading car manufacturer strengthens the Company’s active safety offering to all automotive manufacturers.

•	On July 16 Autoliv announced that it has entered into a definitive agreement to acquire the automotive business of M/A-COM Technology Solutions, based in Lowell, Massachusetts, USA.

The “Automotive Solutions” business of MACOM supplies integrated, embedded Global Positioning System (GPS) modules to the automotive industry. 2015 annual revenue estimate is to be around $90 million and is expected to be accretive to Autoliv margins upon closing.

The acquisition is expected to close during the third quarter of 2015 and is subject to customary closing conditions, including regulatory approval.

Dividends

On May 5, 2015, the Company declared a quarterly dividend to shareholders of 56 cents per share for the third quarter 2015 with the following payment schedule:

Ex-date (common stock)	August 18, 2015

Ex-date (SDRs)	August 19, 2015

Record Date	August 20, 2015

Payment Date	September 3, 2015

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2015 on Friday, October 23, 2015.

Footnotes

*	Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC of can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 Report – 2015

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or declines, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q2 Report – 2015

Key Ratios

	Quarter April - June		First 6 months		Latest 12	Full year
	2015	2014	2015	2014	months	2014
Earnings per share, basic	$1.55	$0.89	$1.95	$2.28	$4.78	$5.08
Earnings per share, diluted1)	$1.55	$0.89	$1.95	$2.27	$4.76	$5.06
Total parent shareholders’ equity per share	$37.75	$42.32	$37.75	$42.32	$37.75	$38.64
Cash dividend paid per share	$0.56	$0.52	$1.10	$1.04	$2.18	$2.12
Operating working capital, $ in millions2)	639	640	639	640	639	595
Capital employed, $ in millions3)	3,610	3,647	3,610	3,647	3,610	3,504
Net debt (cash), $ in millions2)	269	(296)	269	(296)	269	62
Net debt to capitalization, %4)	7	N/A	7	N/A	7	2
Gross margin, %5)	20.1	19.5	19.8	19.4	19.7	19.5
Operating margin, %6)	9.1	5.8	6.5	7.1	7.5	7.8
Return on total equity, %7)	16.7	8.4	10.3	10.8	12.1	12.3
Return on capital employed, %8)	23.7	15.8	16.5	18.9	19.2	20.5
Average no. of shares in millions1)	88.3	93.5	88.4	93.9	89.7	92.4
No. of shares at period-end in millions9)	88.1	92.8	88.1	92.8	88.1	88.7
No. of employees at period-end10)	52,536	48,613	52,536	48,613	52,536	50,770
Headcount at period-end11)	62,018	58,810	62,018	58,810	62,018	60,016
Days receivables outstanding12)	72	71	74	72	76	71
Days inventory outstanding13)	31	30	32	30	32	32

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q2 Report – 2015

Consolidated Statements of Net Income

	Quarter April - June		First 6 months		Latest 12	Full year
(Dollars in millions, except per share data)	2015	2014	2015	2014	months	2014
Net sales
Airbag products1)	$1,264.0	$1,294.3	$2,445.1	$2,546.6	$4,920.0	$5,019.3
Seatbelt products1)	664.0	724.4	1,317.4	1,427.4	2,690.1	2,800.1
Passive safety electronic products	231.4	246.4	444.6	480.0	894.4	932.0
Active safety products	132.1	117.9	258.5	224.8	522.8	489.1

Total net sales	2,291.5	2,383.0	4,465.6	4,678.8	9,027.3	9,240.5

Cost of sales	(1,831.5)	(1,918.8)	(3,582.3)	(3,769.3)	(7,249.7)	(7,436.7)

Gross profit	460.0	464.2	883.3	909.5	1,777.6	1,803.8

Selling, general & administrative expenses	(101.2)	(104.6)	(201.8)	(207.1)	(409.6)	(414.9)
Research, development & engineering expenses, net	(140.3)	(134.8)	(266.8)	(277.0)	(525.4)	(535.6)
Amortization of intangibles	(3.3)	(4.2)	(7.0)	(8.3)	(14.7)	(16.0)
Other income (expense), net	(6.5)	(81.2)	(119.0)	(86.0)	(147.7)	(114.7)

Operating income	208.7	139.4	288.7	331.1	680.2	722.6

Income from equity method investments	1.6	2.7	2.9	4.4	5.4	6.9
Interest income	0.6	1.3	1.0	2.5	3.3	4.8
Interest expense	(16.9)	(17.8)	(34.0)	(25.8)	(71.6)	(63.4)
Other non-operating items, net	0.5	(2.7)	0.4	(5.0)	1.5	(3.9)

Income before income taxes	194.5	122.9	259.0	307.2	618.8	667.0

Income taxes	(57.7)	(39.7)	(86.5)	(92.9)	(191.6)	(198.0)

Net income	$136.8	$83.2	$172.5	$214.3	$427.2	$469.0

Less; Net income attributable to non-controlling interest	0.1	0.4	0.1	1.2	0.1	1.2

Net income attributable to controlling interest	$136.7	$82.8	$172.4	$213.1	$427.1	$467.8

Earnings per share2)	$1.55	$0.89	$1.95	$2.27	$4.76	$5.06

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares.

Q2 Report – 2015

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2015	2015	2014	2014	2014
Assets
Cash & cash equivalents	$1,323.3	$1,364.1	$1,529.0	$1,846.7	$2,060.2
Receivables, net	1,795.7	1,783.3	1,706.3	1,712.7	1,843.1
Inventories, net	684.1	652.7	675.5	686.5	683.2
Other current assets	241.0	217.3	225.4	243.9	265.0

Total current assets	4,044.1	4,017.4	4,136.2	4,489.8	4,851.5

Property, plant & equipment, net	1,434.1	1,384.7	1,390.2	1,396.1	1,396.1
Investments and other non-current assets	270.1	268.2	255.3	238.9	268.9
Goodwill assets	1,586.7	1,583.6	1,594.0	1,602.6	1,612.1
Intangible assets, net	70.4	72.6	67.2	65.4	68.9

Total assets	$7,405.4	$7,326.5	$7,442.9	$7,792.8	$8,197.5

Liabilities and equity
Short-term debt	$93.2	$124.3	$79.6	$250.4	$246.4
Accounts payable	1,127.3	1,093.1	1,091.5	1,053.5	1,167.7
Other current liabilities	1,004.8	1,038.8	967.5	1,021.1	1,033.6

Total current liabilities	2,225.3	2,256.2	2,138.6	2,325.0	2,447.7

Long-term debt	1,505.6	1,511.0	1,521.2	1,520.5	1,528.3
Pension liability	229.4	226.7	232.5	148.0	153.9
Other non-current liabilities	104.1	107.0	108.5	123.6	124.2

Total non-current liabilities	1,839.1	1,844.7	1,862.2	1,792.1	1,806.4

Total parent shareholders’ equity	3,325.9	3,210.6	3,427.1	3,660.3	3,926.9
Non-controlling interest	15.1	15.0	15.0	15.4	16.5

Total equity	3,341.0	3,225.6	3,442.1	3,675.7	3,943.4

Total liabilities and equity	$7,405.4	$7,326.5	$7,442.9	$7,792.8	$8,197.5

Q2 Report – 2015

Consolidated Statements of Cash Flows

	Quarter April - June		First 6 months		Latest 12	Full year
(Dollars in millions)	2015	2014	2015	2014	months	2014
Net income	$136.8	$83.2	$172.5	$214.3	$427.2	$469.0
Depreciation and amortization	75.8	76.8	149.5	150.6	304.3	305.4
Other, net	4.3	4.8	(14.7)	(0.8)	27.1	41.0
Changes in operating assets and liabilities	(63.2)	(79.1)	(69.4)	(93.1)	(79.0)	(102.7)

Net cash provided by operating activities	153.7	85.7	237.9	271.0	679.6	712.7

Capital expenditures, net	(109.3)	(114.7)	(237.3)	(207.4)	(483.3)	(453.4)
Acquisitions of businesses and other, net	(5.8)	(0.3)	(9.0)	(1.7)	(6.9)	0.4

Net cash used in investing activities	(115.1)	(115.0)	(246.3)	(209.1)	(490.2)	(453.0)

Net cash before financing1)	38.6	(29.3)	(8.4)	61.9	189.4	259.7

Net increase (decrease) in short-term debt	(33.7)	(114.2)	21.6	(96.8)	(134.3)	(252.7)
Issuance of long-term debt	—	1,253.0	—	1,253.0	10.0	1,263.0
Repayments and other changes in long-term debt	(8.4)	(0.3)	(8.4)	(0.7)	(8.9)	(1.2)
Dividends paid	(49.3)	(48.4)	(97.1)	(97.2)	(194.8)	(194.9)
Shares repurchased	—	(97.2)	(104.4)	(191.5)	(528.9)	(616.0)
Common stock options exercised	4.6	6.2	15.6	22.1	26.0	32.5
Dividend paid to non-controlling interests	—	(0.3)	—	(3.4)	(1.5)	(4.9)
Other, net	0.1	0.2	0.1	0.2	0.4	0.5
Effect of exchange rate changes on cash	7.3	(6.3)	(24.7)	(5.7)	(94.3)	(75.3)

Increase (decrease) in cash and cash equivalents	(40.8)	963.4	(205.7)	941.9	(736.9)	410.7
Cash and cash equivalents at period-start	1,364.1	1,096.8	1,529.0	1,118.3	2,060.2	1,118.3

Cash and cash equivalents at period-end	$1,323.3	$2,060.2	$1,323.3	$2,060.2	$1,323.3	$1,529.0

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 Report – 2015

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter April - June 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	7.1	$92.3	2.9	$21.0	0.7	$1.6	25.6	$30.2	6.1	$145.1
Currency effects1)	(9.4)	(122.6)	(11.2)	(81.4)	(6.8)	(16.6)	(13.6)	(16.0)	(9.9)	(236.6)

Reported change	(2.3)	$(30.3)	(8.3)	$(60.4)	(6.1)	$(15.0)	12.0	$14.2	(3.8)	$(91.5)

1) Effects from currency translations. 2) Including Corporate and other sales.

First 6 months January - June 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	5.1	$130.5	3.1	$43.9	(0.9)	$(4.4)	28.4	$63.8	5.0	$233.8
Currency effects1)	(9.1)	(232.0)	(10.8)	(153.9)	(6.5)	(31.0)	(13.4)	(30.1)	(9.6)	(447.0)

Reported change	(4.0)	$(101.5)	(7.7)	$(110.0)	(7.4)	$(35.4)	15.0	$33.7	(4.6)	$(213.2)

1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by Region

Quarter April - June 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(3.1)	$(11.8)	2.0	$3.6	10.2	$23.4	8.2	$65.2	8.0	$64.7	6.1	$145.1
Currency effects1)	0.3	1.3	(15.9)	(28.5)	(5.8)	(13.3)	(4.5)	(36.2)	(19.8)	(159.9)	(9.9)	(236.6)

Reported change	(2.8)	$(10.5)	(13.9)	$(24.9)	4.4	$10.1	3.7	$29.0	(11.8)	$(95.2)	(3.8)	$(91.5)

1) Effects from currency translations.

First 6 months January - June 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(0.8)	$(6.0)	(1.5)	$(5.4)	5.8	$26.0	5.7	$88.1	8.2	$131.1	5.0	$233.8
Currency effects1)	(0.9)	(6.6)	(14.8)	(54.2)	(4.2)	(18.5)	(4.0)	(61.5)	(19.2)	(306.2)	(9.6)	(447.0)

Reported change	(1.7)	$(12.6)	(16.3)	$(59.6)	1.6	$7.5	1.7	$26.6	(11.0)	$(175.1)	(4.6)	$(213.2)

1) Effects from currency translations.

Q2 Report – 2015

Sales by Segment

Quarter April - June 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	5.7	$114.3	8.3	$31.7	$(0.9)	6.1	$145.1
Currency effects1)	(10.1)	(202.9)	(9.2)	(35.1)	1.4	(9.9)	(236.6)

Reported change	(4.4)	$(88.6)	(0.9)	$(3.4)	$0.5	(3.8)	$(91.5)

1) Effects from currency translations.

First 6 months January - June 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	4.4	$174.4	8.0	$58.7	$0.7	5.0	$233.8
Currency effects1)	(9.7)	(384.0)	(9.0)	(65.7)	2.7	(9.6)	(447.0)

Reported change	(5.3)	$(209.6)	(1.0)	$(7.0)	$3.4	(4.6)	$(213.2)

1) Effects from currency translations.

Q2 Report – 2015

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Total current assets	$4,044.1	$4,017.4	$4,136.2	$4,489.8	$4,851.5
Total current liabilities	(2,225.3)	(2,256.2)	(2,138.6)	(2,325.0)	(2,447.7)

Working capital	1,818.8	1,761.2	1,997.6	2,164.8	2,403.8
Cash and cash equivalents	(1,323.3)	(1,364.1)	(1,529.0)	(1,846.7)	(2,060.2)
Short-term debt	93.2	124.3	79.6	250.4	246.4
Derivative asset and liability, current	1.2	1.4	(0.8)	(0.9)	0.1
Dividends payable	49.3	49.5	47.9	49.3	50.1

Operating working capital	$639.2	$572.3	$595.3	$616.9	$640.2

Net Debt (Cash)

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Short-term debt	$93.2	$124.3	$79.6	$250.4	$246.4
Long-term debt	1,505.6	1,511.0	1,521.2	1,520.5	1,528.3

Total debt	1,598.8	1,635.3	1,600.8	1,770.9	1,774.7
Cash and cash equivalents	(1,323.3)	(1,364.1)	(1,529.0)	(1,846.7)	(2,060.2)
Debt-related derivatives	(7.0)	(7.2)	(10.0)	(10.6)	(10.5)

Net debt (cash)	$268.5	$264.0	$61.8	$(86.4)	$(296.0)

Leverage ratio

The non-U.S. GAAP measure net debt (cash) is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	June 30	December 31	June 30
	2015	2014	2014
Net debt (cash)1)	$268.5	$61.8	$(296.0)
Pension liabilities	229.4	232.5	153.9

Debt (cash) per the Policy	$497.9	$294.3	$(142.1)

Income before income taxes2)	$618.8	$667.0	$678.4
Plus: Interest expense, net2, 3)	68.3	58.6	37.7
Depreciation and amortization of intangibles2, 4)	304.3	305.4	297.2

EBITDA per the Policy	$991.4	$1,031.0	$1,013.3

Leverage ratio5)	0.5	0.3	N/A

1) Net debt (cash) is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any. 5) Leverage ratio is not applicable in June 2014 due to net cash position.

Q2 Report – 2015

Segment Disclosure

Sales, including Intersegment Sales	Quarter April - June		First 6 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$1,925.3	$2,013.8	$3,755.7	$3,965.3
Electronics	377.1	380.5	728.3	735.3
Total segment sales	$2,302.4	$2,394.3	$4,484.0	$4,700.6
Corporate and other	2.9	5.2	7.1	9.2
Intersegment sales	(13.8)	(16.5)	(25.5)	(31.0)
Total net sales	$2,291.5	$2,383.0	$4,465.6	$4,678.8

Income before Income Taxes	Quarter April - June		First 6 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$195.7	$110.3	$258.9	$266.0
Electronics	11.9	18.1	20.9	36.8
Segment operating income	$207.6	$128.4	$279.8	$302.8
Corporate and other	1.1	11.0	8.9	28.3
Interest and other non-operating expenses, net	(15.8)	(19.2)	(32.6)	(28.3)
Income from equity method investments	1.6	2.7	2.9	4.4
Income before income taxes	$194.5	$122.9	$259.0	$307.2

Capital Expenditures	Quarter April - June		First 6 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$101.2	$97.1	$222.4	$177.5
Electronics	13.1	18.0	24.7	30.5
Corporate and other	0.9	0.1	2.9	0.4
Total capital expenditures	$115.2	$115.2	$250.0	$208.4

Depreciation and Amortization	Quarter April - June		First 6 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$63.7	$64.3	$125.5	$126.2
Electronics	11.1	11.1	21.8	21.5
Corporate and other	1.0	1.4	2.2	2.9
Total depreciation and amortization	$75.8	$76.8	$149.5	$150.6

Segment Assets	June 30	March 31	December 31	June 30,
(Dollars in millions)	2015	2015	2014	2014
Passive Safety	$5,590.8	$5,778.9	$5,782.3	$6,013.4
Electronics	787.8	745.9	713.9	736.2
Segment assets	$6,378.6	$6,524.8	$6,496.2	$6,749.6
Corporate and other1)	1,026.8	801.7	946.7	1,447.9
Total assets	$7,405.4	$7,326.5	$7,442.9	$8,197.5

1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q2 Report – 2015

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter April - June 2015			Quarter April - June 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$216.8	$(8.1)	$208.7	$220.6	$(81.2)	$139.4
Operating margin, %	9.5	(0.4)	9.1	9.3	(3.5)	5.8
Income before taxes	$202.6	$(8.1)	$194.5	$204.1	$(81.2)	$122.9
Net income	$142.8	$(6.0)	$136.8	$135.8	$(52.6)	$83.2
Return on capital employed, %	24.0	(0.3)	23.7	24.7	(8.9)	15.8
Return on total equity, %	16.9	(0.2)	16.7	13.6	(5.2)	8.4
Earnings per share, diluted2)	$1.62	$(0.07)	$1.55	$1.45	$(0.56)	$0.89

	First 6 months 2015			First 6 months 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$409.7	$(121.0)	$288.7	$418.3	$(87.2)	$331.1
Operating margin, %	9.2	(2.7)	6.5	8.9	(1.8)	7.1
Income before taxes	$380.0	$(121.0)	$259.0	$394.4	$(87.2)	$307.2
Net income	$268.9	$(96.4)	$172.5	$271.4	$(57.1)	$214.3
Capital employed	$3,706	$(96)	$3,610	$3,704	$(57)	$3,647
Return on capital employed, %	22.9	(6.4)	16.5	23.6	(4.7)	18.9
Return on total equity, %	15.8	(5.5)	10.3	13.6	(2.8)	10.8
Earnings per share, diluted2)	$3.04	$(1.09)	$1.95	$2.88	$(0.61)	$2.27
Total parent shareholders’ equity per share	$38.85	$(1.10)	$37.75	$42.93	$(0.61)	$42.32

1) Capacity alignment and antitrust matters (including settlements in H1 2014 and H1 2015)*.

2) Assuming dilution and net of treasury shares.

Q2 Report – 2015

Multi-year Summary

(Dollars in millions, except per share data)	20141)	20131, 5)	20121)	20111)	20101)
Sales and Income
Net sales	$9,240	$8,803	$8,267	$8,232	$7,171
Operating income	723	761	705	889	869
Income before income taxes	667	734	669	828	806
Net income attributable to controlling interest	468	486	483	623	591

Financial Position
Current assets excluding cash	2,607	2,582	2,312	2,261	2,101
Property, plant and equipment, net	1,390	1,336	1,233	1,121	1,026
Intangible assets (primarily goodwill)	1,661	1,687	1,707	1,716	1,722
Non-interest bearing liabilities	2,400	2,364	2,162	2,102	2,001
Capital employed	3,504	3,489	3,415	3,257	3,066
Net debt (cash)	62	(511)	(361)	(92)	127
Total equity	3,442	4,000	3,776	3,349	2,939
Total assets	7,443	6,983	6,570	6,117	5,665
Long-term debt	1,521	279	563	364	638

Share data
Earnings per share (US$) – basic	5.08	5.09	5.17	6.99	6.77
Earnings per share (US$) – assuming dilution	5.06	5.07	5.08	6.65	6.39
Total parent shareholders’ equity per share (US$)	38.64	42.17	39.36	37.33	32.89
Cash dividends paid per share (US$)	2.12	2.00	1.89	1.73	0.65
Cash dividends declared per share (US$)	2.14	2.02	1.94	1.78	1.05
Share repurchases	616	148	—	—	—
Number of shares outstanding (million)2)	88.7	94.4	95.5	89.3	89.0

Ratios
Gross margin (%)	19.5	19.4	19.9	21.0	22.2
Operating margin (%)	7.8	8.6	8.5	10.8	12.1
Pretax margin (%)	7.2	8.3	8.1	10.1	11.2
Return on capital employed (%)	21	22	21	28	28
Return on total equity (%)	12	13	14	20	22
Total equity ratio (%)	46	57	57	55	52
Net debt to capitalization (%)	2	n/a	n/a	n/a	4
Days receivables outstanding	71	70	66	67	69
Days inventory outstanding	32	31	30	32	32

Other data
Airbag sales3)	5,019	4,822	5,392	5,393	4,723
Seatbelt sales4)	2,800	2,773	2,657	2,679	2,363
Passive safety electronic sales6)	932	863	n/a	n/a	n/a
Active safety sales	489	345	218	160	85
Net cash provided by operating activities	713	838	689	758	924
Capital expenditures, net	453	379	360	357	224
Net cash used in investing activities	(453)	(377)	(358)	(373)	(297)
Net cash provided by (used in) financing activities	226	(318)	(91)	(223)	(529)
Number of employees, December 31	50,800	46,900	41,700	38,500	34,600

1) Costs in 2014, 2013, 2012, 2011 and 2010 for capacity alignments and antitrust matters reduced operating income by (millions) $120, $47, $98, $19 and $21 and net income by (millions) $80, $33, $71, $14 and $16. This corresponds to 1.3%, 0.6%, 1.2%, 0.2% and 0.3% on operating margins and 0.9%, 0.4%, 0.9%, 0.2% and 0.2% on net margins. The impact on EPS was $0.87, $0.34, $0.74, $0.15 and $0.17 while return on total equity was reduced by 1.9%, 0.8%, 1.8%, 0.4% and 0.6% and for the same five year period. 2) At year end, net of treasury shares. 3) Incl. passive electronics (2010, 2011, 2012), steering wheels, inflators and initiators. 4) Incl. seat components until a June 2012 divestiture. 5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and 0.41 on EPS and total parent shareholder equity per share. 6) In 2012, 2011 and 2010, sales for passive safety electronics were in airbag sales.